Prospectus Supplement No. 1 (To Prospectus Dated October 14, 2005)	Filed Pursuant to Rule 424(b)(3) Registration No. 333-123221
XENONICS HOLDINGS, INC.
Common Stock

     This Prospectus Supplement supplements, and should be read in conjunction with, our Prospectus dated October 14, 2005 (the “Prospectus”). This Prospectus Supplement must be delivered with the Prospectus.
     The information in the Prospectus in the section titled “Selling Stockholders” is amended by this Prospectus Supplement to reflect the transfer by Zuhair Hirmez, upon his death, (1) to Saad and Badry Hirmez of warrants to purchase 25,000 shares of our common stock and (2) to Theodore Aroney TTEE FBO of the Theodore Aroney Trust of warrants to purchase 10,000 shares of our common stock.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus Supplement. Any representation to the contrary is a criminal offense.
The date of this Prospectus Supplement is January 22, 2007.

SELLING STOCKHOLDERS
SUPPLEMENTAL INFORMATION

     The table beginning on page 9 of the Prospectus in the section titled “Selling Stockholders” is amended as follows:
     By reason of his death, Zuhair Hirmez is hereby removed from the Selling Stockholders table, and the table is hereby revised to reflect the transfer by Mr. Hirmez, upon his death, (1) to Saad and Badry Hirmez of warrants to purchase 25,000 shares of our common stock and (2) to Theodore Aroney TTEE FBO of the Theodore Aroney Trust of warrants to purchase 10,000 shares of our common stock. Saad and Badry Hirmez shall henceforth be treated as a selling stockholder for purposes of the Prospectus, and the information regarding Mr. Aroney that is currently in the Prospectus is revised to reflect his acquisition from Zuhair Hirmez of the warrants described in the preceding sentence. The beneficial ownership information for the selling stockholders listed below is as of December 31, 2006.

	Beneficial Ownership			Beneficial Ownership
	Before Offering			After Offering
			Number of
	Number of		Shares	Number of
Selling stockholder	Shares	Percent	Being Offered	Shares	Percent
Theodore Aroney(1)	720,000	4.13%	320,000	400,000	2.3%
Saad and Badry Hirmez(2)	25,000	Under 1.0%	25,000	0	—

(1)	The shares being offered consists entirely of shares that Mr. Aroney currently has the right to acquire upon the exercise of warrants, including warrants to acquire 10,000 shares that are held by Mr. Aroney TTEE FBO of the Theodore Aroney Trust.

(2)	The shares being offered consists entirely of shares that Mr. and Mrs. Hirmez currently have the right to acquire upon the exercise of warrants.

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